Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Number 333-251317 on Form S-8 of our report dated March 30, 2021, with respect to the consolidated financial statements of Augmedix, Inc. and Subsidiaries included in this Form 10-K for the year ended December 31, 2020.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

March 30, 2021